Exhibit 99.1

INTERNATIONAL SURF RESORTS, INC. (ISFR) ENTERS BINDING LETTER OF INTENT TO ACQUIRE BIOZONE LABORATORIES

COMPANY TO BE RENAMED “BIOZONE PHARMACEUTICALS, INC.”
AND AUTHORIZES 10:1 FORWARD STOCK SPLIT

March 2, 2011; Miami, Florida – International Surf Resorts, Inc., (ISFR:OTCBB), to be renamed BioZone Pharmaceuticals, Inc., today announced a binding option and letter of intent with BioZone Laboratories, Inc. and related companies.

BioZone Laboratories, a specialty pharmaceutical company founded in 1989, has a robust drug pipeline addressing unmet medical needs in potential billion dollar markets.  BioZone Laboratories develops, manufactures and markets drugs using its patented QuSomeTM technology platform, which improves drug solubility as compared to alternative drug delivery systems.

BioZone Pharmaceuticals entered an exclusive option to purchase all of the issued and outstanding common shares of the BioZone Laboratories family of companies in exchange for 31 million common shares of BioZone Pharmaceuticals (subject to customary 12 month lockup agreements), pending satisfactory completion of due diligence and other customary conditions to closing, which are expected to be completed by March 31, 2011.

BioZone Laboratories co-founder and CEO Brian Keller stated, “Our goal is to maximize the commercial potential of our novel QuSomeTM technology platform by manufacturing and marketing our own proprietary products and entering into strategic relationships.  Aided by the strong support of BioZone Pharmaceuticals, we hope to achieve our goal rapidly and apply our QuSomeTM delivery system to a large number of pharmacological products.”

BioZone Laboratories co-founder and Executive Vice President Dan Fisher stated, “In merging BioZone Laboratories with BioZone Pharmaceuticals, we are joining with an ideal strategic partner with the vision and portfolio acquisition potential to assist us in plans to rapidly expand our portfolio and relationships.”

Recently, International Surf Resorts has redirected its activities to the acquisition and development of bio-pharmaceutical related businesses.  The Company has approved a recapitalization under which the Company will implement a 10:1 forward stock split. The Company will adopt a new name, BioZone Pharmaceuticals, Inc. to reflect its new direction and anticipated acquisition of BioZone Laboratories.

The option terminates on March 31, 2011, unless extended, and a breakup fee of $1 million is payable to a third party in the event that BioZone Pharmaceuticals and BioZone Laboratories do not complete the transactions.  The agreement creates an irrevocable and binding option for BioZone Pharmaceuticals, however the option may not be exercised for reasons associated with due diligence, failure to agree to any terms or conditions, covenants or agreements, or for no reason.

Safe Harbor Statement

The information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States securities laws.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and should be viewed as “forward-looking statements”. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of research activities, assumptions associated with the use and efficacy of drugs and formulations, the ability to market, produce and sell drugs, risks relating to product and customer demand, market acceptance of our products, the effect of economic conditions both nationally and internationally, the ability to protect our intellectual property rights, the impact of any litigation or infringement actions brought against us, competition for other providers and products, risks inherent in product and drug development,  regulatory approval and compliance with applicable laws, rules and regulations governing our manufacturing and facilities, availability of capital to fund our research and development programs and for continuing operations, the ability to complete transactions, and the resulting dilution caused by the raising of capital through the sale of shares, exercises of options and warrants and the additional disclosures under the heading “Risk Factors” which appear in our reports and filings with the United States Securities and Exchange Commission which can be accessed at www.sec.gov.  Although we have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.

Public and Investor Relations Contact:

David Zazoff
212-505-5976

Arthur Douglas and Associates
Art Batson, 407-478-1120